Tianyin Pharmaceutical (“TPI”)
2009 First Quarter Earnings Conference Call
8:30 a.m., November 11, 2008

Operator:    Good morning.  My name is __________, and I will be your conference facilitator today.  At this time, I would like to welcome everyone to the Tianyin Pharmaceutical 2009 First Quarter Earnings Conference Call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  If you would like to ask a question during this time, please press star, then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Alan Sheinwald of HC International.  Sir, you may begin your conference.

Alan Sheinwald:

Thank you operator. Good morning ladies and Gentlemen. My name is Alan Sheinwald of Hayden Communication International. I want to thank everyone who has joined us today for the Tianyin Pharmaceutical 2009 First Quarter Earnings Conference Call.

Joining us today is Mr. Stewart Lor, a Director with the Company, who will provide an overview of first quarter financial results, and then give additional insight into the company’s recent developments.

Before we get started, I want to read the Safe Harbor statement regarding today’s conference call.  This conference call may contain forward-looking statements concerning Tianyin Pharmaceutical.  Tianyin Pharmaceutical, Inc. is referred to herein as “we” or “our.” The words or phrases “would be,” “will allow,” “expect to”, “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” or similar expressions are intended to identify forward-looking statements. Such statements include those concerning our expected financial performance, our corporate strategy and operational plans. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including: (a) the general economic conditions in China, including regulatory factors (b) whether we are able to manage our planned growth efficiently and operate profitable operations, including whether our management can staff, manage and exploit existing and potential market opportunities. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement, and the risk factors detailed in the Company’s most current report on Form-14C filed on February 11, 2008 with the SEC at www.sec.gov.  Tianyin Pharmaceuticals undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

For those of you unable to listen to the entire call at this time, an audio replay of this call will be available for 14 days. Information about the replay is available in the press release issued early today. Or please contact our office directly if you have questions at (914) 669-0222.

And with that, I’d like to now congratulate the Company on their impressive growth during the quarter and turn the call over to Stewart Lor, a director with the Company.  Stewart, the floor is yours.

Stewart Lor:

Thanks, Alan.  Good morning and thank you for joining us today on our first quarter 2009 conference call. During the quarter, we received two approvals from the Chinese SFDA and we launched the highly effective antibiotic - Azithromycin Dispersible Tablets in August 2008. We will talk about all these in greater detail later.

Now, I will discuss the first quarter results in detail. Total revenues were approximately $9.6 million for the three months ended September 30, 2008 as compared to approximately US$7.2 million for the three months ended September 30, 2007, an increase of approximately US$2.4 million or 33.4%.  The increase in revenues was due to strong demand of the Company’s current product portfolio supported by enhanced marketing efforts and expansion of our current sales channels. The only new drug launched in first quarter was Azithromycin Dispersible Tablet which has not become a significant revenue contributor yet.

During the quarter, we continued to see strong growth drivers in the TCM market. Traditional Chinese medicines or TCM’s have been deeply ingrained in Chinese culture for thousands of years and been perceived by most Chinese to be safe and efficacious, and causing fewer side effects than western medicine. The Chinese government strongly supports traditional Chinese medicine by adding more TCM to the National Medicine Catalog of the National Medical Insurance Program. TCM now makes up approximately 44.4% of the National Catalog. Today in China, there have been designated 2,620 out of a total of 18,703 Chinese hospitals as TCM specialized hospitals and a significant majority of Chinese hospitals have a dedicated TCM department. In addition, the draft of the healthcare reform plan was released for public discussion in October 2008 and confirms the government’s commitment to establishing a basic universal healthcare system by 2020. We believe that the Chinese healthcare sector should be relatively immune to the economic slowdown with sustainable high growth rate between 15% and 20%. Major channel of new funding will continue to come from the government through expansion of new insurance plans for the uncovered – New Rural Residents Cooperation Healthcare Plan and the Urban Residential Basis Healthcare Plan.

Cost of goods sold for the first quarter ended September 30, 2008 was approximately $4.7 million or 49% of revenues as compared to $4.3 million or 59.9% of revenues for the three months ended September 30, 2007.  Gross profit for the first quarter ended September 30, 2008 was $4.9 million as compared to approximately $2.9 million for the first quarter of 2008, an increase of 69.7%. Gross profit margins for the three month ended September 30, 2008 were 51%, compared to a gross margin of 40.1% during the first quarter of 2008. The increase in gross profit and improved margins were primarily attributable to the growth in revenue and the management’s focus on high margin products. The price of raw materials moderately increased in last year and has stabilized. We adjust our raw material inventory based on the season and fluctuation of market price to maximize the gross profit. One or two raw materials such as snow lotus herb have limited numbers of suppliers. However these are key raw materials of our major products and we don’t expect the limited supply will impact the overall sales and business.

Our proprietary and key products continue to gain market share in China. During the quarter, we enjoyed sales increases in 28 of our products. The sales of Apu Shuangxin increased by 31% or $2.55 million, Ginkgo Mihuan Oral Liquid increased by 340% or $1.37 million, compared to same period in 2007. Ginkgo Mihuan Oral Liquid is a Traditional Chinese Medicine (TCM) which is highly effective in treating sequelas of cerebral thrombosis coronary heart diseases and myocardial infarction. The drug was Tianyin Pharmaceutical's No. 1 selling drug in fiscal year 2008 and contributed approximately 25.6 percent of the Company's 2008 fiscal revenue. Out estimation is that Ginkgo Mihuan Oral Solution currently has over 80 percent of the Compound Ginkgo prescription market and approximately 23 percent of the heart disease market in China, which is estimated to be an addressable market of approximately $4.3 billion annually by Chinese Southern Pharmaceutical Economic Research Institute.

Operating expenses for the three months ended September 30, 2008 were $2.7 million, up 155.4% compared to the same period in 2007. Selling, general and administration expenses for the period increased to approximately $2.6 million from approximately $1 million in the first quarter of 2008. The increase was mainly due to the management’s efforts to strengthen the marketing and sales activities in order to position Tianyin for increased sales.  Our activities included hiring more sales people, having more advertisements and additional promotional activities. The selling department increased by 206 employees for the three months ended September 30 2008 compared to one year ago. Research and development expenses were $82,638 in the three months ended September 30, 2008, versus $27,451.

Operating income for the first quarter of 2009 totaled approximately $2.2 million, a 19.4% increase from the $1.8 million reported for the first quarter of 2008. Operating margins were 22.6% and 25.3% for the first quarter of 2009 and 2008, respectively.  The decrease in the operating margin was due to increased spending on R&D and marketing to expand our market presence.

Net income was $1.8 million, a 10.9% increase, compared to $1.5 million for the first quarter of 2008. Fully diluted earnings per share were $0.07 compared to $0.12 for the first quarter of 2009 and 2008 respectively, based up on 24.6 million and 12.8 million shares. The increase in net income was primarily due to increased sales with higher gross margin.

Now, I would like to cover some highlights from our balance sheet and cash flow statement. As of September 30, 2008, Tianyin Pharmaceutical had $12.4 million in cash and cash equivalents and the working capital of $18.9 million. Total liabilities stood at $3.4 million, while shareholders' equity totaled $35.1 million. This compares to a total liability of $3.9 million and shareholders' equity of $32.8 million on June 30, 2008.

Net cash generated by operating activities was $0.5 million in the three months ended September 30, 2008, compared to approximately $1 million in the three months ended September 30, 2007. Cash outflows from investing activities increased to $176 thousands in the three months ended September 30, 2008. This is due to the acquisition of intangible asset for Azithromycin Dispersible Tablets and Fuke Zhidai Tablets.

We plan to continue the emphasis on further improving sales and marketing to enhance the market leadership of our key products and increase the sales of other products by expanding our sales force, expanding our distribution network and expanding our market segment coverage. We are still building a new production plant to increase overall production capacity by 3 times. Construction started in July 2008 and we expected the new plant will be fully operational in March 2009. In addition, we must continue our research and development efforts to maximize product development activities and continue to expand the product pipeline. We believe that our emphasis of broadening our product pipeline coupled with our enhanced sales and marketing efforts and the planned expansion of our production facility will continue to yield significant increases in revenue in fiscal 2009 and beyond.

During the quarter, we have made progress in broadening our portfolio. We received approval from the Chinese State Food and Drug Administration (SFDA) to produce Laonian Kechuan Tablets in the dosage form of 0.25 gram/tablet and Fuke Zhidai Tablets in the dosage form of xx gram/tablet. Laonian Kechuan Tablets is a TCM drug that effectively treats asthma in people aged 60 or above. Fuke Zhidai Tablets is a TCM drug which is used to treat abnormal leucorrhea which caused by chronic cervicitis, endometritis and endocolpitis. The Company plans to launch Laonian Kechuan Tablets and Fuke Zhidai Tablets in the domestic market and begin recording revenue in November 2008 and December 2008 respectively.  The Company launched the production of Azithromycin Dispersible Tablets in August 2008 and is due to market the new product in October 2008. Azithromycin is highly effective in treating upper and lower respiratory tract infections and other bacterial infections in skins and reproductive system. Tianyin received the approval from the Chinese State Food and Drug Administration (SFDA) to produce Azithromycin Dispersible Tablets in December 28, 2007.  We currently have an extensive product pipeline of 47 products which are pending regulatory approvals with the China State Food and Drug Administration. We expect several new drugs in the pipeline will be approved by the SFDA and ready to commercialize during fiscal year 2009.

Tianyin’s common stock began trading on the American Stock Exchange under the ticker “TPI” at the market open on Wednesday, October 1, 2008. In addition, the Company’s board of directors approved a $3 million stock repurchase program on October 28, 2008. Repurchases may be in open-market transactions or through privately negotiated transactions, and the repurchase program may be expanded by the Board of Directors in the future. The Company has approximately 15.5 million shares of common stock outstanding and approximately 2.5 million shares are in the public float as of today. Any shares repurchased by the Company in this program will be retired to the treasury while reducing the number of outstanding shares of its common stock. We will be eligible to begin our buybacks three business days after our filings and conference call are completed.

Now I would like to discuss the expansion of our sales department. We appointed Mr. Tao Yang to the position of Chief Advisor of Sales and Marketing Strategy Committee and special advisor to our CEO to assist optimizing the Company’s distribution network and building a staff training system. Mr. Yang is a well-known certified training specialist with more than 18 years experience in sales and marketing industry. He has received systematic training in the US from Learning International, DDI, AMI, Train the Trainer and later became its certified training specialist. He has been an advisor and training specialist for more than 85 domestic and international enterprises since 1998 including many pharmaceutical companies such as Grünenthal- San Huan Pharmaceutical (China) Co., Ltd., Beaufour Ipsen Pharmaceutical Co., Ltd., and Yangtze River Pharmacy Group, etc. Mr. Yang also served as BPIP implementation consultant of CPDF launched by World Bank since 2001, and the executive advisor of a policy system program in 2007, which is a training system formed by the Chinese and British government aiming to support the domestic small to medium size businesses. We believe Mr. Yang’s appointment will help improve our sales marketing department and staff training system which will lead to future growth for the overall organization. We will continue our efforts in building a strong sales team and attract more excellent personnels to further improve the strength of our marketing engine which is crucial to our business.

As part of the use of proceeds from our recent private placement financings, we are building production facilities on the vacant land of our current premises to accommodate our growth.  The new production plant project will enhance the overall production capacity by 3 times with an estimated expenditure of $5 million. The capital need for the expansion was utilized from the recent $15.2 million financing completed in January 2008. The planned gross floor area is about ten thousand square meters with state- of-the-art equipment which will be installed. Construction started in July 2008 and we are enhancing the plant due to the earthquake early this year. We expect the operations will begin in March 2009. The new capacity is expected to meet production needs for increasing market demand of current products and support new product launches from our pipeline that we believe will be the key element to maintaining and enhancing the current revenue growth of the Company.

Lastly, we will continue evaluating potential acquisition targets specifically in the marketing and distribution arena with substantial coverage and manufacturing companies with complimentary products and installed customers bases. We are only interested in acquisitions which will be accretive in nature from an earnings perspective, but also will help us expand our franchise in a meaningful way. More specifically we will not purchase a company for the sake of adding revenues.

With that, I'd like to thank everyone participating in today’s call for your continued interest in Tianyin Pharmaceutical. We will keep communicating with you quarterly via these conference calls, and company releases and we look forward to meeting many of you when we attend the Rodman and Renshaw Conference in New York City today and tomorrow and Roth Conference in Last Vegas from November 19 to 21.  We look forward to updating you on Tianyin Pharmaceutical’s next quarter’s results ending December 31, 2008 in February 2009. We will now open the call to any questions you may have. Operator?

Operator:

Again, I want to thank everyone for joining us today. We look forward to updating you on our fiscal second quarter results in February 2009.  Good bye